February 22, 2002

Securities and Exchange Commission
Washington,  D.C. 20549

Re: Indiginet, Inc.

Ladies and Gentlemen:

We were previously principal accountants for Indiginet, Inc., (the "Company") and under the date of January 31, 2001, we reported on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 1999 and 2000.

On February 20, 2002, our appointment as principal accountants for the Company was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated February 20, 2002 and we agree with such statements.

Very truly yours,


/s/ Larry Wolfe
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Larry Wolfe, C.P.A.